As filed with the Commission on June 17, 2003, File No. 333-99101

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               STRATABID.COM, INC.

                 (Name of small business issuer in its charter)



            Delaware                       6531                   98-0381367
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)     Classification Code)     Identification No.)



   Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, V6G 2Z6
          (Address and telephone number of principal executive offices)

   Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, V6G 2Z6 (Address of principal place of business or intended principal place of business)

                         Derek Wasson, President and CEO
                               Stratabid.com, Inc.
                      Suite 1400, 1500 West Georgia Street
                      Vancouver, British Columbia, V6G 2Z6
                                 (604) 734-9844
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                Roger Linn, Esq.
                        Weintraub Genshlea Chediak Sproul
                          400 Capital Mall, 11th Floor
                              Sacramento, CA, 95814
                               Tel: (916) 558-6000

Approximate date of proposed sale to the public: As soon as practicable after the post-effective amendment to the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]





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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------- ---------- ---------------- ---------------- ---------------
Title of each class   Amount   Proposed Maximum Proposed Maximum    Amount of
of securities         to be     Offering price     aggregate       registration
to be registered    registered     per share     offering price        fee
------------------- ---------- ---------------- ---------------- ---------------
Common stock to be    504,000      $0.25 (1)        $126,000           $12
offered by selling
stockholders

Common stock for      500,000      $0.25 (1)        $125,000           $12
sale by the
company

Total               1,004,000                       $251,000           $24(2)
------------------- ---------- ---------------- ---------------- ---------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee.

(2) Fee previously paid.


The registrant hereby amends this post-effective amendment to the registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post-effective amendment to the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this post-effective amendment to the registration statement shall become effective on the date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                           Subject to Completion
                                                                   June 17, 2003


                               STRATABID.COM, INC.
                                     SALE OF
                                  COMMON STOCK

This prospectus relates to the sale of up to 1,004,000 shares of common stock of Stratabid.com, Inc. referred to as "us," "we" or "Stratabid." Of the 1,004,000 shares, up to 500,000 shares may be sold by us at $0.25 per share. The common stock will be sold through our sole officer and director to investors, both inside and outside the United States. For purposes of this offering, the officer and director involved in offering and selling the shares on behalf of Stratabid may be deemed to be an underwriter of this offering. The shares will be sold on a "best efforts" basis with no minimum number of shares required to be sold in order for us to accept funds. To date we have sold 193,000 shares of our common stock for gross proceeds of $48,250. If the remaining 307,000 shares of common stock are sold, we will receive additional gross proceeds of $76,750 before expenses of approximately $5,000. We will offer shares pursuant to this prospectus until September 30, 2003. No assurance can be given on the total number of shares we will sell or that we will be able to sell any remaining shares.

In addition, this prospectus relates to the resale of up to 504,000 shares of common stock by selling stockholders. The selling stockholders may sell their common stock from time to time in private negotiated transactions. The selling stockholders, other than our Chairman and Chief Executive Officer, will offer or sell shares of our common stock at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus or when our shares are quoted on the OTC Bulletin Board. Should our shares become listed on the OTC Bulletin Board, selling stockholders may then sell shares at prevailing market prices or privately negotiated prices. Our Chairman and Chief Executive Officer will offer and sell his shares of common stock at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

Our common stock is not currently traded on any exchange or quotation system.

Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.











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
-------------------- ------------ ------------ -----------------------
                     Price to the   Maximum        Proceeds to the
                       Public       Selling           Company (1)
                                   Commission
-------------------- ------------ ------------ -----------------------
Per Share               $0.25          0                 $0.25

Total 500,000 shares   $125,000        0                $125,000
of common stock
-------------------- ------------ ------------ -----------------------

---------------------------------------
(1) Before deducting expenses related to the offering anticipated to be $25,000.


The information in this prospectus may be changed. We may not sell these securities until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is ___________, 2003.

                                TABLE OF CONTENTS

                                                                         Page

PROSPECTUS SUMMARY.........................................................1

RISK FACTORS...............................................................2

THE OFFERING...............................................................5

USE OF PROCEEDS............................................................6

DILUTION...................................................................7

MARKET FOR OUR COMMON STOCK................................................8

DIVIDEND POLICY............................................................9

FORWARD-LOOKING STATEMENTS.................................................9

BUSINESS...................................................................9

PROPERTY..................................................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS...............15

MANAGEMENT................................................................17

EXECUTIVE COMPENSATION....................................................19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............22

PLAN OF DISTRIBUTION......................................................22

SELLING STOCKHOLDERS......................................................24

DESCRIPTION OF SECURITIES.................................................25

LEGAL PROCEEDINGS.........................................................26

LEGAL MATTERS.............................................................26

EXPERTS...................................................................26

AVAILABLE INFORMATION.....................................................28

FINANCIAL STATEMENTS.....................................................F-1

                               PROSPECTUS SUMMARY

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

As used in this prospectus, the reference to "we" and "Stratabid" and the business operations discussed in this prospectus refer to Stratabid.com, Inc.

We are a startup stage Internet based commercial mortgage origination business. We operate primarily through our wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd. which was formed pursuant to the laws of the Province of British Columbia on January 25, 2000.

We offer an online alternative for arranging commercial term mortgages. We give borrowers the opportunity to apply directly to a qualified market of lenders interested in financing commercial properties. Borrowers are able to log on to our online marketplace where they will find a home page featuring lenders' logos and links to three separate areas to work on their financing needs. We plan to retain contract underwriters who will review the borrower's applications. If the application is complete and meets our underwriting guidelines it will be forwarded to our member lenders who have expressed interest in financing such borrowers, based upon pre-determined configurations. The application will also be posted to a bulletin board where it can be viewed by all member lenders. The lenders will review the application and provide bids. We will then work with the borrower to document and close the loan. To date, we have closed seven loan transactions with principal amounts aggregating over $10 million. Loan transactions will be completed with no brokerage fees to the borrower.

Our business provides two benefits to our member lenders. Firstly, we provide a targeted forum to promote our member lenders' products and build their brand which is increasingly important in today's constantly changing mortgage market. Secondly, we generate financing opportunities at no cost to our member lenders because a participating mortgage lender will not pay a fee to be listed on our website. A member lender only pays us a referral fee when and if a loan is consummated with the member lender.

Please refer to "Risk Factors" for a discussion of some of the risks effecting our business and plan of business.

Our  corporate  offices and  operations  are  located at Suite  1400,  1500 West
Georgia Street,  Vancouver,  British  Columbia V6G 2Z6. Our telephone  number is
(604) 734-9844. We have one wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd., which maintains business offices at our principal business office in Vancouver.

Offering Summary

Selling stockholders are offering for resale up to 504,000 shares of our common stock which they currently own. Stratabid will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus.

Stratabid is offering up to 500,000 shares of its common stock as summarized below:


Common stock offered by the Company          500,000 shares (of which 193,000
                                             have been sold)

Common stock outstanding at May 30, 2003     1,447,000

Common stock outstanding after the offering  1,754,000 (1)

Offering Price                               $0.25 per share

Use of proceeds                              Approximately     $100,000    after
                                             expenses  to  further  develop  and
                                             refine our  website,  to market our
                                             services  and for  general  working
                                             capital purposes.
---------------------------------------
(1) Assumes the sale of 500,000 shares by the Company.

Summary of Consolidated Financial Data

                                            Three Months   Three Months
                              Year Ended       Ended           Ended
                          December 31, 2002 March 31, 2003 March 31, 2002
                              (Audited)              (Unaudited)
------------------------- ----------------- -------------- --------------
Revenues                      $ 12,831         $  6,104         $ -0-
Operating Expenses            $ 91,491         $ 31,705         $ 2,922
Earnings (Loss)               $(78,660)        $(25,601)        $(2,922)
Earnings (Loss) Per Share     $  (0.07)        $  (0.02)        $ (0.00)


                                    As at            As at
                               December 31, 2002 March 31, 2003
                                  (Audited)       (Unaudited)
------------------------------ ----------------- --------------
Total Assets                      $ 30,458          $  3,732
Working Capital (Deficit)         $(36,210)         $(31,177)
Stockholders' Equity (Deficit)    $(13,525)         $(27,796)

                                  RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We expect to incur losses in the near future which could jeopardize our long-term viability

We have incurred losses since inception and we have generated only limited revenues. As of March 31, 2003, we had a working capital deficit of $31,177. Our net losses are expected to continue through at least the current fiscal year. As a result of our losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues and the availability of outside financing for working capital. Assuming the sale of all 500,000 shares of common stock, the proceeds therefrom will be utilized over the next twelve months as specified in the section "Use of Proceeds". If we are unable to generate sufficient revenues in the near future to cover our expenses or obtain outside capital to cover operating expenses, we may be unable to establish or maintain business operations.

The Independent Auditor's Report contains a going concern explanation

Our audited consolidated financial statements for the year ended December 31, 2002 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditor has indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

We have limited operating history with which to predict our future performance

We are a start-up company and are in the process of fully implementing our business plan and website. We have only recently commenced our business operations and have generated only minimal revenues. As a result, we have only a limited operating history upon which an evaluation of our future performance can be made. Our prospects must be considered in light of the risks and difficulties encountered by new companies which have not yet established an operating track record. See "Business".

We have generated only limited revenues from web-based services with which to pay operating expenses

Our revenues will be derived primarily from referral fees paid by lenders who consummate loan transactions through our online mortgage brokerage service. Consequently, we may receive and process loan applications but receive no compensation for such services if no participating lenders bid on such application or if a loan transaction is not ultimately consummated between borrower and lender. Neither the borrower nor the lender pays any up-front fees and may terminate the loan application process at any time prior to consummating the loan transaction. We will receive no fee or cost reimbursements for loan transactions which are facilitated by our brokerage service but do not ultimately close.

The offering price of $0.25 per share was arbitrarily determined by us and is not based on any trading market value

The price of our common stock offered hereby has been arbitrarily determined by us and bears no relationship to our earnings, book value or any other recognized criteria of value. Our shares are not currently traded on any stock market. Consequently, no established market value for our shares exists. As a result, there is no assurance that shares purchased pursuant to this prospectus can be resold at or above the offering price.

We will need to raise additional capital in order to sustain current operations

Because we have minimal revenues, we intend to fund our initial operations with additional outside capital. We estimate needing approximately $100,000 in the next 12 months to promote our web-based business. Although we are seeking to raise up to $125,000 in this offering, there is no assurance that this amount can be raised in this offering. To date we have raised $48,250. If we are unable to obtain financing in the amounts and on terms acceptable to us, our business and future success will be adversely affected. We currently have no other plans or arrangements to raise capital for our business except for this offering. Our management has limited experience in raising capital, which may reduce the likelihood of obtaining capital. To date, we have relied on the sale of equity securities to meet our operational and capital requirements. Any future equity financing could result in dilution to our stockholders. Debt financing will result in interest expense and the risk we cannot repay the debt when due.

If the commercial real estate financing industry does not adopt the electronic commerce market for its business, our Internet business could fail in the long term

The success of our Internet based business will depend on several factors including:

   o Electronic commerce is still developing and may not be suitable for the commercial real estate financing industry and even if suitable, may not capture sufficient business to generate profitable operations;

   o The commercial real estate financing industry has traditionally relied on non-Internet based means of doing business;

   o We have no long term contracts or agreements with our customers or lenders and, as a result, we have no assurance of ongoing revenues;

   o Our ability to increase consumer awareness of and willingness to utilize Internet-based services to apply for commercial real estate loans;

   o Government regulation or taxation may adversely affect the users of electronic commerce.

Any of the above factors could prevent our commercial real estate related Internet services and new products from attracting sufficient numbers of customers to result in profits.

Since we rely on one provider to host our website, our technical systems could fail if their service is interrupted

Although we have back-up facilities for our computer systems, we rely on one provider to host our website. If our website host failed to provide service to our systems, we would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our website to be unavailable could materially adversely affect our business. Furthermore, we will be depending on outside expertise to maintain and expand our website design and capabilities. There is no assurance that website consultants can be retained who will understand the needs of and have the solution for a desirable, user-friendly commercial mortgage website.

We are developing products based on information we obtain from third parties in the commercial real estate financing industry, which could expose us to legal liability

We may be subject to legal claims relating to the content in our website and related products. Some of the content proposed for our online marketplace may be drawn from data compiled by other parties, including governmental and commercial sources. We will then reformat that data and produce specialized products based on that market segment. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our business, financial condition and operating results could suffer a material adverse effect if costs or losses resulting from these claims are not covered by our insurance or exceed our coverage.

You will suffer immediate and substantial dilution

Purchasers of the common stock offered hereby will suffer immediate and substantial dilution. See "Dilution" below.

There is no trading market for our stock which will limit a stockholder's ability to buy and sell our stock

No trading market currently exists for our common stock and no such market is expected to develop in the near future. Due to this lack of a trading market, stockholders will be limited in their ability to buy or sell our common stock. Consequently, stockholders may not be able to sell their stock in a timely manner or at a price they deem acceptable.


Stratabid's President owns a controlling interest in the company allowing him to individually determine Stratabid's future direction

Stratabid's President, Derek Wasson, currently beneficially owns approximately 69% of the outstanding shares of Stratabid's common stock and would own over 43% assuming he sells 250,000 of his shares and Stratabid sells all 500,000 shares offered in this prospectus. Consequently, he is in a position to control or influence the election of a majority of directors and other matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."


                                  THE OFFERING

We are registering, up to 500,000 shares of common stock for sale to the public of which 193,000 shares have already been sold. The common stock will be sold by our sole officer and director Derek Wasson, to investors inside and outside the United States. Other than possible reimbursement for out-of-pocket selling costs incurred by the officers and directors in their selling efforts and costs of preparing this prospectus, no commissions or other deductions will be paid from the proceeds raised. There is no minimum number of shares that must be sold on behalf of Stratabid in order to accept funds and consummate investor purchases.


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
Determination of offering price

We have arbitrarily determined the initial public offering price of the shares at $0.25 per share. We considered several factors in such determination. Including the following:

   o prevailing market conditions, including the history and prospects for the industry in which we compete;
   o     our future prospects; and
   o     our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

We are also registering on behalf of selling stockholders, for resale up to 504,000 shares of common stock. The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders by means of this prospectus. The shares will be sold at a price of $0.25 per share. Stratabid will not participate in the resale of shares by selling stockholders.


                                 USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by Stratabid are estimated to be up to $125,000 based on a public offering price of $0.25 per share. We intend to utilize the estimated proceeds during the twelve month period following this offering for the following purposes:


                                     50% of Maximum      Maximum Offering Amount
                                     Offering Amount
     Total Proceeds                      $ 62,500                $125,000
     Expenses of Offering                $ 25,000                $ 25,000
                                         --------                --------

     Net Proceeds from Offering          $ 37,500                $100,000

     Use of Net Proceeds
           Website Development           $  5,000                $  5,000
           Marketing and Advertising     $ 10,000                $ 15,000
           Working Capital*              $ 22,500                $ 80,000
     ----------------------
     *Working capital includes expenditures for hiring new employees, acquiring new office space, paying salary to the President of up to $18,000 over the next six months. Working capital will also be used to pay various ongoing operating expenses.

The above table assumes the sale of either 250,000 or 500,000 shares of common stock being offered by Stratabid. If less than all the shares are sold, the allocation of net proceeds would be approximately as follows:



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
             Website Development                     10%
             Marketing and Advertising               40%
             Salary to President                     30%
             Working Capital                         20%

Although the above table sets forth management's expected use of proceeds, management may adjust the allocation of proceeds to the uses set forth above based upon the amount of actual proceeds received and the operational needs of Stratabid.

As of April 30, 2003, we had raised gross proceeds of $48,250 which has been disbursed as follows:

         Expenses of Offering                   $22,361
         Website Development                    $ 1,000
         Marketing and Advertising              $ 2,897
         Compensation to President              $ 5,413
         Working Capital                        $16,579

We will not receive any proceeds from the sale of the shares by the selling stockholders. If Stratabid fails to sell sufficient Shares to cover the expenses of this offering, Stratabid's President, Derek Wasson, has agreed to advance funds necessary to pay all offering expenses.

                                    DILUTION

Our book value per share, as of March 31, 2003, was a negative $0.02 per share. Without taking into account any changes in our book value up to March 31, 2003 and giving effect to the sale by Stratabid of 500,000 shares of common stock offered hereby (after deducting estimated offering expenses payable by Stratabid) the pro forma book value at March 31, 2003, would have been approximately $72,204or $0.04 per share. This amount represents an immediate dilution to new investors of $0.16 per share. The following table illustrates this dilution per share:

         Public offering price per share                               $ 0.25
         Book Value per share at March 31, 2003                        $(0.02)
         Book value per share after offering                           $ 0.04
         Resulting increase per share attributable to
           Stockholders existing prior to the offering                 $ 0.06
         Dilution per share to investors in this offering              $ 0.16

The following table sets forth, as of May 30, 2003, the number of shares of common stock outstanding and the percentage of shares of common stock purchased by the existing stockholders and by the investors purchasing shares of common stock in this offering:

                                                      Share Purchased
                                                    Number      Percent
                                                 ------------ -----------
         Existing Stockholders                     1,254,000     71.5%
         New investors to date                       193,000     11.0%
         New investors for balance of offering       307,000     17.5%
                                                 ------------ -----------
         Total                                     1,754,000    100.00%
                                                   =========    =======


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                           MARKET FOR OUR COMMON STOCK

Our common stock is not quoted on any exchange and there is no public trading market.

As of May 30, 2003 we had 1,447,000 issued and outstanding shares of common stock and 34 stockholders of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock. Of the 1,447,000 shares of common stock outstanding as of May 30, 2003, 193,000 were freely tradable shares issued pursuant to this prospectus and an additional approximately14,400 shares were eligible for resale pursuant to Rule 144 of the 1933 Act. Except for the shares being registered in this prospectus, we do not have any current intention or obligation to register any additional shares of common stock for sale.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission ("SEC"), which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

The provisions in our Certificate of Incorporation allow our board of directors to issue preferred stock with rights, preferences and privileges superior to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. It would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favoured by our management. There are no shares of preferred stock outstanding, and there are no current plans, arrangements, commitments or undertakings to issue additional preferred stock. However, the board of directors has the authority to issue additional shares of preferred stock at any time up to the amount authorized in our Certificate of Incorporation.

                                 DIVIDEND POLICY

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                    BUSINESS

Corporate History

We were incorporated in the State of Delaware on January 14, 2000. On that date we issued 1,000,000 shares of our common stock to our initial founder, Steven Bruk for $1,000. Mr. Bruk developed the initial concept for our business but was unable to implement our business plan due to lack of financial resources and other commitments on his time.

On January 25, 2001, Mr. Bruk sold his 1,000,000 shares of common stock to Derek Wasson. In connection with the acquisition by Mr. Wasson of the shares from Mr. Bruk, Mr. Bruk resigned as our sole director and officer and Derek Wasson was appointed in his place.

Industry Overview

According to Statistics Canada, an agency of the Canadian government, almost $50 billion in commercial mortgage transactions are made every year in Canada. Commercial mortgage transactions involve secured financing for the development or purchase of apartment, industrial, retail and office buildings.

The past decade has been a time of significant change in the Canadian commercial mortgage market. The traditional large volume lenders, such as life insurance and trust companies, have merged or exited the market such that fewer lenders


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are now  engaged in the  commercial  lending  business.  We  believe  that trust companies are handling only a quarter of the business they did ten years ago while life insurance companies continue to be the largest volume lender that represent only about half of the number of companies as compared to ten years ago. Commercial banks have also been a source for commercial lending. However, due to mergers and consolidations, fewer banks now compete in this industry. New lenders in the commercial mortgage market include credit unions and caisse populaires which have made strong inroads into the commercial lending market along with several U.S. financial companies and MBS lenders who have also recently entered this market. As a result, the commercial mortgage market has become increasingly fragmented and confusing as viewed by the typical commercial mortgage borrower.

Business of Stratabid

Stratabid has created an Internet based solution for arranging commercial term mortgages. In order to take advantage of its streamlined processing procedures, and its lower cost basis, Stratabid will target term loans secured by income producing properties in amounts of between approximately $650,000 and $6,500,000 ($CDN 1 million and $CDN 10 million). We believe that this loan size will comport to our online application process and underwriting review and provide the best application-to-consummation ratio. In addition, focusing on income producing properties is deemed to provide the most straightforward underwriting evaluation and lend themselves well to the abbreviated loan applications prepared on our website.

To implement our strategic plan, we developed and launched our website in June 2002. The website address is "www.stratabid.com." Initially, website visitors could review the online loan application and utilize a mortgage calculator. As of October 1, 2002, the first four member lenders were added to the website which is now fully functional. Customers can now visit the website, learn about the services offered by Stratabid, review interest rates, use online tools to compare financing scenarios, and complete and submit a commercial property loan application. The application will be screened by a Stratabid underwriter, initially by Stratabid's President, and, if the application meets certain underwriting criteria, will be submitted to one or more member lenders for funding consideration.

We provide borrowers with the opportunity to apply directly to a qualified list of lenders interested in financing commercial properties. Borrowers will be able to log on to our online marketplace where they will find a home page with links to three separate areas to work on their financing needs. In one area they will find a set of software tools allowing borrowers to perform technical analysis such as compare interest rates, loan payments and amortization, financing scenario comparisons and pay-out calculations. A second area will be a showcase of our participating lenders ("member lenders") and their products. The third area will allow borrowers to complete an online application form and return it to us. We plan to contract with experienced loan underwriters who will review the applications. If the application is complete and meets our underwriting guidelines it will be forwarded to our member lenders who, based upon pre-determined configurations of each lender, have expressed interest in financing such borrowers. The application will also be posted to a bulletin board where it can be viewed by all member lenders. The lenders will review the application and if interested will provide bid letters to Stratabid which will forward them to the borrower. We will then work with the borrower and the lender selected by the borrower to document and close the loan. Loan transactions will be completed with no brokerage fees to the borrower.

Our business provides two benefits to our member lenders. Firstly, we will provide a targeted forum featuring lenders' logos to promote our member lenders' products and build their brand name which is increasingly important in today's constantly changing mortgage market. Secondly, we will generate financing opportunities at no cost to our member lenders who can be listed on our website for free. Our member lenders only pay referral fees to us when and if a loan transaction is consummated.

Referral fees will range from 1/4% to 1/2% of the loan principal amount. Referral fee percentages will vary depending on the size and complexity of the loan with larger loans typically assessed a lower fee percentage. The referral fee will be negotiated by Stratabid with the particular member lender and documented in the closing loan documentation.

We anticipate having a minimum of four member lenders available for considering loan applications. Member lenders will agree to a one-year listing term with Stratabid during which term they will agree not to list their services with any other online commercial mortgage aggregator. These listing terms are oral arrangements at this time and Stratabid does not currently require a written agreement from the lender members. Listing terms can be renewed at the end of each term subject to request by the lender and approval by Stratabid. Our initial member lenders include TD Canada Trust, Maple Mortgage Trust, First Marathon Mortgage Corporation and Canada Life Mortgage Services, Inc.

After the mortgage lending business is established, we plan to start soliciting for advertising on our website. We anticipate that various property service providers such as escrow companies, property managers, building contractors, etc. will pay a fee to have their advertising posted on our website. Member lenders will be charged a fee for advertising only if such member lender wishes to place advertising in addition to the lender listing provided at no charge. As of the date of this prospectus, no advertising had yet been added to our website.

Stratabid will focus its business development in Canada, particularly in the Provinces of British Columbia, Alberta and Ontario. Stratabid's mission is to create Canada's first national online commercial mortgage brokerage service.

Recent Events

On July 5, 2002 we issued 254,000 shares of common stock to 14 investors at a price of .20 per share for gross proceeds to us of $50,800. The proceeds of this offering were used to pay outstanding liabilities, further develop our website, www.stratabid.com, and for general working capital purposes.

As of March 31, 2003, we had closed five financing transactions, involving term loans aggregating $3,672,162 which generated referral fees of $18,935.

As of April 30, 2003, we had sold 193,000 shares of common stock pursuant to this prospectus which provided gross proceeds of $48,250.

Through this offering we are attempting to raise additional capital to implement our plan of business.

Principal Products or Services

Stratabid provides an Internet-based marketplace where commercial mortgage borrowers and mortgage lenders come together to make commercial mortgage transactions. The online marketplace is a "no user fee" commercial mortgage aggregator, which will offer the services of traditional mortgage brokers.

We provide commercial mortgage borrowers with a readily available website which will give them access to mortgage calculation tools, an online application capability and direct access to a list of qualified lenders who are interested in financing commercial properties. Borrowers will have the ease of making one loan application from the convenience of their own computer and promptly evaluated by qualified underwriters retained by Stratabid. Such underwriters will promptly review the application and either return it if it fails to meet underwriting guidelines or forward it to those member lenders who will be most likely to be interested in and bid for the loan transaction. The borrower also has the benefit of having to pay no fee for utilizing our services.

As a commercial mortgage brokerage firm, we expect that lenders will be drawn to participate in our marketplace because it will generate financing opportunities in the market's most desirable segments. As mortgage origination is competitive and costly for lenders, our service is designed to generate deal opportunities for our member lenders with no upfront marketing costs. We also provide the underwriting services required to document and evaluate each application and facilitate closing the loan. Our member lenders will pay a referral fee to us only when a deal has been successfully completed.

As our business matures, we plan to add new services until we operate a fully integrated commercial real estate portal. Initially, such new services will include the addition of paid advertising by vendors and service providers. Up to $5,000 of proceeds from this offering will be utilized to design and display advertising on our website. Longer term services could include strategic partnerships with other related service providers and hosting commercial property listings.

Our marketplace can also serve mortgage brokers that may represent commercial borrowers but lack the tools to identify financing sources. These mortgage brokers may be located away from major centers and lack access to the commercial lending market, or may be residential specialists that lack the expertise in commercial mortgage finance. A mortgage broker can utilize our services much like a borrower by submitting commercial mortgage applications on behalf of his or her clients. Stratabid will earn a referral fee if the loan is funded and the broker can bill his or her client for the services he or she has provided. In the future, we plan to create a broker center to service the mortgage brokerage community whereby brokers, for a fee, will be able to take advantage of customized online marketplace technologies and lender base as well as our underwriting services.

Marketing

Borrowers have traditionally arranged financing of commercial real estate properties in one of two ways: through lenders directly or through mortgage brokers. More recently, in the United Stated borrowers have been able to access mortgage funds online through commercial mortgage brokerage sites.

Lenders are the providers of funds for commercial mortgage financing. In the Canadian market, these lenders would include trust companies, life insurance companies, credit unions and caisse populaires. In addition, several United States based financial companies have been making inroads into the Canadian commercial mortgage market. In addition to providing mortgage funding, lenders also solicit mortgages directly from the borrowers. Our competitive edge over lenders is our ability to offer a borrower a list of member lenders to select from. Our application process allows a borrower to be considered by lenders for whom he/she is deemed to be a qualified applicant. In addition, a borrower could receive bids from more than one lender, thus giving the borrower a choice of lenders. From the lenders' point of view, our service provides a free marketing tool and the advantage of receiving only pre-screened mortgage applications. The lender is charged a referral fee only if and when a loan transaction is consummated.

Our business plan involves working directly with established lenders to connect them with borrowers directly and by doing so replace the traditional mortgage brokers as intermediaries between borrowers and lenders. Traditional mortgage brokers market their financing expertise and market knowledge to borrowers. However, the transparency of our online marketplace will enable borrowers with quality commercial real estate financing opportunities to access a selection of lenders who can then bid on the opportunity similar to a broker, but without the fees typically associated with utilizing mortgage brokers. However, it is anticipated that many mortgage brokers, who represent under served areas or lack experience in commercial (as opposed to residential) mortgage lending, will find our online marketplace a convenient and cost effective method of securing a commercial mortgage for their client.

We are aware of no other online commercial mortgage brokerages currently based in Canada similar to Stratabid's. In the United States, several companies offer an online commercial mortgage brokerage model. By being one of the first companies to offer this online mortgage loan capability in Canada, we hope to establish our web-based program and lender participation before other competitors enter the market.

Competition

Our  principal  sources  of  competition  will  include   established   lenders,
traditional mortgage brokers and eventually other online mortgage originators.

As an early entrant into the online commercial mortgage origination market in Canada, we will have to heavily promote our name and services in order to create consumer awareness. However, even if borrowers become aware of our services, there is no assurance that borrowers will choose to utilize our web-based services as an alternative to more traditional mortgage transactions with lenders or through a mortgage broker. There is the possibility that our online services will be utilized by fewer, perhaps less qualified borrowers which would result in fewer consummated transactions and lower revenues.

Conversely, if we are successful in implementing our business plan by drawing significant numbers of qualified borrowers, we anticipate additional competition to be forthcoming very quickly. The mortgage brokerage business has relatively low barriers to entry which allow participates to enter the market with relative ease. Many of such competitors would have greater name recognition and financial resources than we do. As a result, competitors could acquire significant market share. Our inability to generate awareness of our web-based services and establish competitive advantages in the commercial mortgage marketplace would have a material adverse effect on our operations and profitability.

Intellectual Property, Government Approvals and Regulation

Our trade name, web site designs and business plan are not protected by any patents or copyrights. Our website domain name is registered with Network Solutions, Inc. and our website is maintained by Combustion Hosting. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide Internet or web design services to our customers. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet.

Persons performing mortgage broker services are subject to licensing by each Canadian province in which they do business. Mr. Wasson is a licensed mortgage broker in the Canadian provinces of Alberta, British Columbia and Ontario. No further licensing is required by Stratabid in order to carry-on its online mortgage brokerage business.

Research and Development Expenditures

During fiscal year 2001, we did not spend any funds on website research and development. We spent approximately $1,696 during the fiscal year 2002 for website research and development.

Employees

We currently have one full-time employee, Derek Wasson who is our sole officer and director. Mr. Wasson currently devotes substantially all of his time to the development and operation of Stratabid including the underwriting service on loan applications until a full-time mortgage underwriter is hired. Stratabid also utilizes the services of a public relations consultant and a web designer on an as needed basis. We expect to have one mortgage underwriter and one sales person on staff within the next nine months. The hiring of initial employees will depend on securing sufficient funding to cover employee costs. Hiring of other management, staff and consultants will occur incrementally as funds become available and the need arises. We have no collective bargaining agreement or employment agreements in existence.


                                    PROPERTY

Our corporate and operational offices are located at Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, Canada V6G 2Z6 where we lease office space under a month-to-month lease at a rental rate of $250 a month. We believe this space is sufficient at this time and plans to move to expanded office space are contingent upon completion of this offering and the hiring of full-time employees. We do not have any material assets and, as such, we do not own any real or personal property.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

Plan of Operations

We were incorporated in the State of Delaware on January 14, 2000. Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future Internet services, marketing efforts and ongoing business are expected to come primarily from debt and equity financing with the remainder provided from operating revenues. We have generated only limited operating revenues to date. Future financings may be necessary to meet our anticipated working capital needs over the current fiscal year. Potential sources of additional capital include private placements with institutional investors and/or a public offering of our common stock.

Our plan of business encompasses the following steps.
   o     Raise capital of up to $125,000 through the sale of equity securities

   o During the next twelve months develop and refine our website including expending approximately $5,000 to design and display vendor advertising

   o Continue discussions with additional mortgage lenders with the goal of adding four more member lenders during the next four months. The cost of this effort is estimated at $2,000.

   o Aggressively market our commercial mortgage services including print advertising and hosting a booth at the International Conference of Shopping Centers ("ICSC") in Whistler, B.C. in January, 2004.

   o     Payment of President's annual salary of $36,000.

   o     Six months of business consulting fees aggregating $9,000.

   o During the next twelve months, hire and train a mortgage underwriter, a sales/marketing person and one or more support staff which is estimated to cost $27,000.

All of the above milestones are expected to be financed primarily from the proceeds of this offering and to a lesser extent by operating revenues and outside capital investment.

We have made initial progress in implementing our business. Our website, www.stratabid.com became active in June 2002 and the first four member lenders were added to the website as of October 1, 2002.

We will face considerable risks in each step of our business plan, such as the anticipated difficulty in persuading the commercial real estate financing industry to embrace the Internet. Other anticipated challenges include finding and developing our employees, meeting increasing competitive pressures and overcoming continuing negative economic conditions which tend to reduce commercial property development and investment.

We hope to begin generating revenues from operations by early 2003 but we do not anticipate generating positive cash flow during the first year of operations. Therefore, we anticipate obtaining the capital which we will require to fund operations and growth through a combination of debt and equity financing. We anticipate that in the next 12 months, we will need approximately $100,000 to establish and promote our web-based business. Consequently, if we raise the maximum proceeds in this offering ($125,000), we would expect to have sufficient funds to meet cash requirement for the next 12 months. If we raise only 50% of the maximum proceeds ($62,500), we would expect to have sufficient funds to meet cash requirements for the next 6-8 months assuming a program of reduced capital expenditures would be implemented. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate. As of the date of this prospectus we did not have any commitments from any source to provide additional capital.

If lesser amounts of proceeds are realized from this offering, we would curtail print advertising expenditures and delay the hiring of full-time staff and securing larger office space. We will be forced to rely on our existing cash in the bank and funds loaned by management if insufficient investment capital threatens our ongoing operations. Our management has no formal commitments or arrangements to advance or loan funds to us. In such a restricted cash flow scenario, we would be unable to complete our business plan, and would, instead, delay all cash intensive activities. Without necessary cash flow, we may be able to sustain only limited operations until such time as necessary funds can be raised.

Results of Operation

From Stratabid's inception until April 2001, it was not conducting active business operations. After April 2001, at which time Mr. Wasson bought control of Stratabid, Stratabid commenced business operations relating to its business plan to establish an Internet based commercial mortgage origination business. As a result, Stratabid is in the early development stage of its business.

Due to our partial operations during the year 2001, and active business operations commencing in late 2002, comparisons between the operating results of Stratabid for the early part of 2002 and 2003 are not as relevant as they otherwise would be if we had been engaged in active business operations during both full fiscal quarters. In addition, because our current growth strategy, the results of operations for the last two fiscal years will likely not be indicative of our future operations. The current management discussion and analysis should be read in the context of Stratabid's commencement of business operations in April 2001 as a result of its change of control.

Operating Results for the Three Months Ended March 31, 2003 and 2002
--------------------------------------------------------------------
As a result of our commencing active business development late in fiscal year 2002, our revenues increased from zero in the first quarter of 2002 to $ 6,104 for the first quarter of 2003. Such revenues were generated through brokerage fees and referral fees paid by member lenders relating to commercial mortgage transactions consummated with commercial borrowers. These fees were paid with regard to two mortgage transactions closed during the first quarter of 2003.

Operating expenses increased to $31,705 for the three months ended March 31, 2003 compared to $2,922 for the same period in 2002. This substantial increase represents Stratabid's operations for the full quarter in 2003 and its continued development and implementation of its business during 2003. Professional and consulting fees aggregated $21,429 which included approximately $8,800 of professional fees relating to the preparation of various regulatory reports and applications. Consulting fees also include $8,942 paid to Stratabid's President in lieu of salary. Operating expenses include donated services valued at $2000 for the quarter ended March 31, 2003 relating to the development of Stratabid's business plan by it's President. Stratabid paid $771 in office rent and telephone costs and received $1,000 of donated rent from its President during the first quarter of 2003 with no similar expenses incurred during the first quarter of 2002. We spent $3,647 in travel and promotion, for the quarter ended March 31, 2003 which amount is expected to increase during the current fiscal year as we seek to increase the awareness and use of our web based mortgage business. No similar expenses were incurred during the three month period ended March 31, 2002.

Our net loss for the quarter ended March 31, 2003 was $25,601 compared to a net loss of $2,922 for the quarter ended March 31, 2002. The increased loss recorded in the first quarter of 2003, reflects the commencement of operating revenues offset by substantial increases in operating expenses relating to Stratabid's development of its business and completion of various SEC and Canadian reports. The smaller net loss in the first quarter of 2002 reflects initial start-up costs incurred during the early part of 2002.

Operating Results for the Years Ended December 31, 2002 and 2001
----------------------------------------------------------------
As a result of Stratabid's commencing active business development in fiscal year 2001, its revenues increased from zero in fiscal 2001 to $12,831 in fiscal 2002. Such revenues were generated through referral fees paid by member lenders relating to commercial mortgage transactions consummated with commercial borrows. These fees were paid with regard to two mortgage transactions closed during fiscal year 2002.

Operating expenses increased from $16,226 in fiscal year 2001 to $91,491 in fiscal year 2002. This substantial increase represents our operations for a full year in 2002 and our continued development and implementation of our business during fiscal year 2002. Professional and consulting fees aggregated $61,270 which included $19,345 of professional fees relating to the preparation of the Company's Registration Statement filed with the U.S. Securities and Exchange Commission ("SEC") during fiscal year 2002. Consulting fees also include $24,876 earned by Stratabid's President in lieu of salary. Operating expenses include donated services valued at $2000 for fiscal year 2002 and $12,000 for fiscal year 2001 relating to the development of our business plan by our President. We paid $5,506 in office rent and telephone costs and received $1,000 of donated rent from our President. We spent $3,404 in travel and promotion, which amount is expected to increase during the current fiscal year as we seek to increase the awareness and use of our web based mortgage business.

Our net loss for the year 2002 was $91,491 compared to a net loss of $16,226 in fiscal year 2001. The larger loss recorded in 2002, reflect the commencement of operating revenues offset by substantial increases in operating expenses relating to the development of our business and preparation of Stratabid's SEC registration statement. The smaller net loss in 2001 reflects initial start-up costs incurred during April through December of 2001.

Liquidity and Capital Resources

We have incurred losses since the inception of our business (January 14, 2000), and, as of March 31, 2003, we had an accumulated deficit of $121,441. At March 31, 2003, we had cash and cash equivalents of $351 and a net working capital deficit of $31,177.

To date, we have funded our operations through a combination of short-term debt, the issuance of common stock and to a lesser extent from revenues. During the first quarter of 2003, we raised $27,250 from the sale of 109,000 shares of common stock through our public offering which commenced in January 2003. We also realized $3,000 of donated services and rent from a related party.

As of March 31, 2003, Stratabid's principal commitments included its obligation to pay $1,500 per month under its consulting arrangement with Big Sky Management Ltd., which can be cancelled upon 30 days notice by either party. Stratabid also has a month-to-month lease of $250 per month for the Company's corporate offices.

Stratabid's audited consolidated financial statements for the year ended December 31, 2002 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that Stratabid will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. However, the auditor has indicated that Stratabid's inability to generate sufficient revenue raises substantial doubt as to its ability to continue as a going concern.

We expect our expenses will continue to increase during the foreseeable future as a result of increased marketing expenses and the development of our website. We are dependent on the proceeds from future debt or equity investments to commence our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which may have a material adverse effect on our anticipated results from operations and financial condition. Alternatively, we may seek interim financing in the form of bank loans, private placement of debt or equity securities, or some combination of these. Such interim financing may not be available in the amounts or at the times when we require, and will likely not be on terms favourable to us.

                                   MANAGEMENT

Directors and Executive Officers

Our director and executive officer, and his age and positions, and duration as such, are as follows:

Name                         Position                  Age      Director Since
------------              --------------               ---      --------------
Derek Wasson    President, Secretary, Chief Financial   38      January 25, 2001
                Officer and Director

Business Experience

The following is information on the business experience of our officer and director.

Derek Wasson is the sole full-time employee, officer and director of Stratabid. From 1995 to 2002, he has been a Senior Associate Commercial Mortgage Broker with Realtech Capital Group Inc. of Vancouver, British Columbia. Realtech is a full service commercial mortgage brokerage firm operating in Canada. Their services include commercial and multi-family term and construction lending and equity syndications. From 1991-1995, Mr. Wasson was employed as a mortgage broker for Mortgage Centre Firstline of Vancouver, British Columbia where he arranged commercial and residential mortgages. Mr. Wasson is a licensed mortgage broker in the Canadian province of British Columbia. Mr. Wasson holds a B.A. in International Relations from the University of British Columbia.

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last three completed fiscal years.

                           Summary Compensation Table

                       Annual Compensation         Long Term Compensation
               -------------------------------- -----------------------------
                                                        Awards         Payout
                                                ---------------------  ------
               Year  Salary Bonus  Other Annual Restricted Securities   LTIP    All Other
                             ($)   Compensation   Stock    Underlying  Payout Compensation
                                        ($)      Award(s)  Options (#)  ($)       ($)
------------ ------- ------ ------ ------------ ---------- ----------- ------ ------------
Derek Wasson 2002    - 0 -  - 0 -   $19,047(4)    - 0 -       - 0 -    - 0 -     - 0 -
CEO          2001(1) - 0 -  - 0 -      - 0 -      - 0 -       - 0 -    - 0 -     - 0 -

Steven Bruk  2001(2) - 0 -  - 0 -      - 0 -      - 0 -       - 0 -    - 0 -     - 0 -
(Former CEO) 2000(3) - 0 -  - 0 -      - 0 -      - 0 -       - 0 -    - 0 -     - 0 -

-----------------------------
(1) For the period  January 25, 2001 to December  31,  2001.
(2) For the period January  1,  2001 to  January  25,  2001
(3) For the  period  January  14,  2000 (incorporation) to December 31, 2000.
(4) Represents consulting fees paid.

As of November 1, 2002, Mr. Wasson was authorized to draw a salary of $3,000 per month but only if Stratabid has funds available to do so. No salary was paid to Mr. Wasson during 2002. Up to six months of Mr. Wasson's salary ($18,000) will be paid from proceeds of this offering. Thereafter, Mr. Wasson's salary will be adjusted on the basis of revenues and cash flows of Stratabid, but is not expected to exceed $3,000 per month for the foreseeable future. After six months, if a monthly salary cannot be sustained by Stratabid, Mr. Wasson expects to continue receiving consulting fees of up to $2,875 per month which would be paid periodically when and if funds are available to do so. Mr. Wasson's salary is intended to provide a regular monthly amount paid semi-monthly. Mr. Wasson's consulting fees reflect an irregular, variable amount paid when and if funds are available to do so.

Employment/Consulting Agreements

We do not have any employment agreements.

We have entered into a consulting agreement with Big Sky Management Ltd. of Vancouver, British Columbia dated March 21, 2002 pursuant to which we have retained Big Sky Management Ltd. to serve as our financial consultant in connection with our organization and financing. We have agreed to pay Big Sky Management Ltd. the sum of $1,500 per month. As of March 31, 2003, Big Sky Management had been paid consulting fees of $9,730. This consulting agreement may be terminated by either party with 30 days notice. We have also agreed to reimburse Big Sky Management Ltd. for all out of pocket expenses incurred by it. Neither Big Sky Management nor any of its employees are affiliates of Stratabid.

Stock Option Plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

At present we do not pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

Limitation of liability and indemnification matters

The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of our Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our sole director and officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Should a transaction, proposed transaction, or series of transactions involve an officer or director of Stratabid or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors. In the event a member of the board of directors is a related party, that member will abstain from the vote.

We have issued shares of our common stock or approved the sale of our common stock to the following persons during the past two years, who, at the time of issuance, were affiliated with us:

  Name        Date of Issuance Number of Shares Share Value Consideration
  ----------- ---------------- ---------------- ----------- -------------
  Steven Bruk       01/00         1,000,000       $1,000         Cash

Due to the fact that Steven Bruk originally founded our corporate entity, he could be deemed a promoter of Stratabid. He originally paid $1,000 for his 1,000,000 share of stock upon formation in January, 2000. On January 25, 2001, Mr. Bruk sold the 1,000,000 shares held by him to Derek Wasson for $1,000. In addition, Mr. Bruk resigned as our sole officer and director and Mr. Wasson was appointed in his place.

Derek Wasson has earned $33,818 in consulting fees from inception to March 31, 2003. Commencing November 1, 2002 Stratabid intended to pay Mr. Wasson a monthly salary of $3,000 but only to the extent funds are available to do so without curtailing Stratabid's operational requirements. If a monthly salary cannot be sustained, Stratabid will continue to pay a consulting fee of approximately $2,875 per month periodically as and if funds are available to do so. No monthly salary has been paid to date.

During 2002, Mr. Wasson had advanced approximately $12,373 to Stratabid for the purpose of paying various costs and expenses associated with establishing its business and website. On June 12, 2002, Mr. Wasson was repaid a non-interest bearing demand promissory note in the principal amount of $7,500 and on May 15, 2003 an additional payment of $3,300 was made. The balance of $1,573 is not bearing interest and is payable upon demand. This amount is intended to be repaid from the proceeds of this offering.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth, as of May 31, 2003, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our director and officer and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address                   Shares of Common Stock     Percent of Class
----------------                   ----------------------     ----------------
Derek Wasson                              1,000,000*                  69%
1675 Larch Street
Vancouver, BC V3K 3N7

All Officers and Directors as a Group     1,000,000                   69%
           (1 Individual)

*Amount excludes 2,000 of Stratabid's common stock owned by the parents of Mr. Wasson, for which Mr. Wasson disclaims any beneficiary ownership.

Change in Control

On January 25, 2001, Steven Bruk sold his 1,000,000 shares of Stratabid's common stock to Derek Wasson. As a result of this transaction, Mr. Bruk resigned as the sole director and officer of Stratabid and Mr. Wasson assumed those positions of the Company.

                              PLAN OF DISTRIBUTION

We are offering up to 500,000 shares of our common stock at $0.25 per share, of which 193,000 shares have been sold to date. The common stock is being sold through our sole officer and director, Derek Wasson to investors located both inside and outside the United States. Our shares are being sold on a "best efforts" basis with no minimum amount of common stock that we must sell in order to accept purchasers. No commissions are being paid in connection with the offering. Expenses related to the offering are estimated to be $25,000 which will be paid by us from the proceeds of this offering.

In addition, the selling stockholders may, from time to time, sell up to 504,000 shares of common stock which they own. The selling stockholders may sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. Such sales will be offered at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTC Bulletin Board. If our shares become listed on the OTC Bulletin Board, selling stockholders other than Mr. Wasson, may then sell their shares at prevailing market prices or privately negotiated prices.

The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (c)  privately negotiated transactions; and

         (d)  a combination of any aforementioned methods of sale.

Derek Wasson will be offering the shares of common stock being offered by Stratabid. Mr. Wasson is not a registered broker-dealer but will be offering the Stratabid shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Wasson will receive no selling commissions or other renumeration in conjunction with his offering of the shares on behalf of Stratabid. Mr. Wasson has also registered 250,000 shares of his own to be sold pursuant to this prospectus. Mr. Wasson will sell his shares at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus. Mr. Wasson will first attempt to sell the 500,000 shares being offered by Stratabid. Only after at least 50% of the shares offered by Stratabid have been sold, will he attempt to sell his own shares. The offering of shares by the selling stockholders will run concurrently with the offering of shares on behalf of Stratabid. In this regard, the selling stockholders, with the exception of Derek Wasson, will be competing with Stratabid for the sale of shares.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market for Stratabid's common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are officers and directors of Stratabid, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of Stratabid's common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Purchasers in Canada who acquire their shares in this offering will be required to sign a "Risk Acknowledgement Form" required by the British Columbia Securities Commission as part of Stratabid's compliance with securities regulations in British Columbia, Canada. This Form relates only to the offering of shares in British Columbia, Canada. Signing this Form will have no affect or restriction on the registration of the Shares under U.S. Federal and State securities regulations.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers or persons exempt from such registration. The selling stockholders are advised to ensure that any brokers, dealers or agents affecting transactions on behalf of the stockholders are registered to sell securities in such states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All expenses of the registration statement estimated to be $25,000 including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay the incremental costs of including the selling stockholders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling stockholder relating to the sale of his/her shares will be paid by the selling stockholder.


                              SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered hereby are resold by the selling stockholder.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Name of Stockholder     Common Stock         Number of        Common Shares
                     Owned Beneficially    Common Shares    Beneficially Owned
                     Prior to Offering     Offered Hereby Following the Offering
-------------------- --------------------- -------------- ----------------------
                     No. of Shares    %                   No. of Shares   %
                          Owned                               Owned
-------------------- --------------------- -------------- ----------------------
Leanne Chan              50,000       4%       50,000           --        --
Dee Marchant             50,000       4%       50,000           --        --
Claudine Okulitz         50,000       4%       50,000           --        --
Annabel Mackay            1,000      --(1)      1,000           --        --
Brian Douglas Mackay      1,000      --(1)      1,000           --        --
Randy Vogel              20,000     1.6%       20,000           --        --
Pam Vogel                20,000     1.6%       20,000           --        --
Gwen McWhirter           10,000      --(1)     10,000           --        --
Kim Harnett              10,000      --(1)     10,000           --        --
Brad Marchant            20,000     1.6%       20,000           --        --
Simon Levin              10,000      --(1)     10,000           --        --
Vicki Gannon             10,000      --(1)     10,000           --        --
Brian Wasson              1,000(2)   --(1)      1,000           --        --
Dale Wasson               1,000(2)   --(1)      1,000           --        --
Derek Wasson          1,000,000      80%      250,000        750,000      43%(3)
Totals                1,254,000               504,000
-----------------------------------
(1) Less than one percent.
(2) Brian and Dale Wasson are offering to sell 1,000 shares of common stock each pursuant to this pursuant to this prospectus. Mr. and Mrs. Wasson are the parents of Derek Wasson
(3) Assuming that all 500,000 shares of the common stock offered by Stratabid are sold.

Derek Wasson is the Chairman and CEO of the Registrant.


                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of May 30, 2003, there were 1,447,000 shares of common stock outstanding and no preferred stock outstanding.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

Our Certificate of Incorporation provides that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us. The relative rights and privileges of holders of common stock may be adversely affected by the rights of holders of any series of preferred stock which Stratabid may designate and issue in the future.

Options and Warrants

We have not yet issued any options, warrants or other rights to acquire our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.


                                LEGAL PROCEEDINGS

We are not a party to any pending or threatened legal proceeding.


                                  LEGAL MATTERS

The validity of the shares of common stock offered by us and the selling stockholders will be passed upon by the law firm of Weintraub Genshlea Chediak Sproul, Sacramento, California.


                                     EXPERTS

Our consolidated balance sheets as of December 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, and for the period ended December 31, 2001, have been included herein in reliance on the report of Manning Elliott, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission ("SEC").
This prospectus,  which forms a part of that  registration  statement,  does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W. in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                              FINANCIAL STATEMENTS



Our financial statements are filed as follows:

  Consolidated Balance Sheets as of March 31, 2003(unaudited)
  and as of December 31, 2002(audited)                                F-1 - F-2

  Consolidated Statements of Operations for the three month period
  ended March 31, 2003 and 2002 (unaudited)                                 F-3

  Consolidated Statements of Cash Flows for the three month period
  ended March 31, 2003 and 2002(unaudited)                                  F-4

  Notes to the Consolidated Financial Statements                    F-5 to F-10


  Report of Independent Accountants                                        F-11

  Consolidated Balance Sheets as of December 31, 2002 and 2001      F-12 - F-13

  Consolidated Statements of Operations for the year ended                 F-14
  December 31, 2002 and 2001and for the period from January 14, 2000 (Inception) to December 31, 2002

  Consolidated Statements of Cash Flows for the year ended                 F-15
  December 31, 2002 and 2001 and for period from January 14, 2000 (Inception) to December 31, 2002

  Consolidated Statements of Stockholders' Equity for the                  F-16
  years ended December 31, 2002 and 2001 and for the period from January 14, 2000 (Inception) to December 2002

  Notes to the Consolidated Financial Statements                   F-17 to F-23

Stratabid.com, Inc.
(A Development State Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(unaudited)
                                            March 31,          December 31,
                                               2003                 2002
                                                 $                   $
                                            (unaudited)          (audited)
Assets

Current Assets

Cash                                            351                3,761
Accounts receivable                               -                4,012
--------------------------------------------------------------------------------
Total Current Assets                            351                7,773

Equipment (Note 3)                            1,651                1,644

Website Development Costs                     1,730                1,696

Deferred Financing Cost (Note 4)                  -               19,345
--------------------------------------------------------------------------------
Total Assets                                  3,732               30,458
================================================================================
Liabilities and Stockholders' Deficit

Current Liabilities

Accounts payable                             21,255               33,610
Accrued liabilities                           5,400                5,500
Due to a related party (Note 5(c))            4,873                4,873
--------------------------------------------------------------------------------
Total Liabilities                            31,528               43,983
--------------------------------------------------------------------------------
Commitments (Note 1)

Stockholders' Deficit

Preferred Stock, 5,000,000 preferred                                   -
shares authorized with a par value of
$0.0001, none issued

Common Stock, 30,000,000 common shares          136                  125
authorized with a par value of $0.0001,
1,364,000 and 1,254,000 common shares
issued and outstanding respectively







    (The accompanying notes are an integral part of the financial statements)
                                       F-1

Stratabid.com, Inc.
(A Development State Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(unaudited)
(continued)
                                            March 31,          December 31,
                                               2003                 2002
                                                 $                   $
                                            (unaudited)          (audited)

Additional Paid in Capital, net of           72,519               64,375
offering costs

Donated Capital (Note 5(a))                  21,000               18,000
--------------------------------------------------------------------------------
                                             93,655               82,500

Accumulated Other Comprehensive Loss            (10)                (185)

Deficit Accumulated During the             (121,441)             (95,840)
Development Stage
--------------------------------------------------------------------------------
Total Stockholders' Deficit                 (27,796)             (13,525)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit   3,732               30,458
================================================================================





























    (The accompanying notes are an integral part of the financial statements)
                                       F-2

Stratabid.com, Inc.
(A Development State Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(unaudited)
                                                                    From
                                Three Months    Three Months  January 14, 2000
                                    Ended          Ended     (Date of Inception)
                                   March 31,      March 31,       March 31,
                                    2003            2002            2003

                                      $               $              $

Revenue                             6,104               -           18,935
--------------------------------------------------------------------------------
Expenses

Accounting and audit                1,681           1,100           11,281
Amortization of equipment             134               -              373
Bank charges                          184              19              832
Consulting (Note 5(b))              9,040           1,605           48,378
Discount on shares issued               -               -           12,700
Donated rent (Note 5(a))            1,000               -            5,000
Donated services (Note 5(a))        2,000               -           16,000
Foreign exchange loss (gain)         (147)              -              476
Legal                              10,708               -           24,189
Office, rent and telephone            771               -            6,277
Organizational                          -               -            1,311
Transfer agent and regulatory       2,687             198            6,508
  fees
Travel and promotion                3,647               -            7,051
--------------------------------------------------------------------------------
                                   31,705           2,922          140,376
--------------------------------------------------------------------------------
Net Loss for the Period           (25,601)         (2,922)        (121,441)
================================================================================
Net Loss Per Share                  (0.02)          (0.00)
================================================================================
Weighted Average Shares         1,263,445       1,000,000
  Outstanding
================================================================================
(Diluted loss per share has not been presented as the result is anti-dilutive)













    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)
                                            Three Months         Three Months
                                                Ended                Ended
                                               March 31,            March 31,
                                                 2003                 2002
                                                  $                    $
Cash Flows to Operating Activities

Net loss for the period                          (25,601)            (2,922)

Adjustments to reconcile net loss to cash

Amortization of equipment                            134                  -
Discount on shares issued                              -                  -
Donated services and rent                          3,000                  -

Change in operating assets and liabilities

Decrease (increase) in accounts receivable         4,012             (3,000)
Increase (decrease) in accounts payable and      (12,455)             1,122
accrued liabilities
--------------------------------------------------------------------------------
Net Cash Used by Operating Activities            (30,910)            (4,800)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities

Proceeds from a related party                          -              7,500
Proceeds from issuance of common stock            27,500                  -
--------------------------------------------------------------------------------
Net Cash Provided by Financing Activities         27,500              7,500
--------------------------------------------------------------------------------
Increase (decrease) in cash                       (3,410)             2,700

Cash - beginning of period                         3,761                  -
--------------------------------------------------------------------------------
Cash - end of period                                 351              2,700
--------------------------------------------------------------------------------
Non-Cash Financing Activities

Discount on shares issued                              -                  -
--------------------------------------------------------------------------------
Supplemental Disclosures

Interest paid                                          -                  -
Income tax paid                                        -                  -






    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

1.   Development Stage Company

     Stratabid.com, Inc. herein (the "Company") was incorporated in the State of Delaware, U.S.A. on January 14, 2000. The Company is a start-up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada. The Company offers an online alternative for arranging commercial term mortgages. The Company gives borrowers the opportunity to apply directly to a qualified market of lenders interested in financing their asset. Borrowers will be able to log on to a website where they will find a home page featuring lenders logos and links to three separate areas to work on their financing needs. In one area they will find a set of software tools to do technical analysis such as compare interest rates, loan payments, amortizations, financing scenario comparisons and payout calculations. Another area will be a showcase of the lending partners and their products. In the last area borrowers will complete an online application form and return it to the website. An experienced underwriter for the Company will review and forward it to the lending partners to provide quotes on the deal. The lender that is successful in arranging the financing will pay the Company a referral fee for the business. For lending partners the Company provides two benefits. Firstly it provides a targeted forum to promote their products and build their brand, which is increasingly important in today's constantly changing mortgage market. Secondly it generates financing opportunities at no cost. The lenders only pay referral fees when successful in arranging a loan.

     The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

     In January 2003, the Company filed a Registration Statement (SB-2) with the United States Securities and Exchange Commission (SEC) which was declared effective by the SEC. The company issued 110,000 common shares at $0.25 each during the period (See Note 4).

2.   Summary of Significant Accounting Policies
     (a) Use of Estimates

         The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.
                                       F-5

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

2.   Summary of Significant Accounting Policies (continued)

     (b) Consolidated Financial Statements

         These  financial  statements  include  the  accounts  of Stratabid.com,
         Inc.  and  its  wholly-owned   Canadian subsidiary Stratabid.com Online
         (B.C.) Ltd. All inter-company balances have been eliminated.

     (c) Year End

         The Company's fiscal year end is December 31.

     (d) Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (e) Equipment

         Equipment is stated at cost. Amortization is computed on a 30% declining balance basis.

     (f) Website Development Costs

         The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

         The Company's website is currently being developed. Costs associated with the website will consist primarily of software purchased from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

     (g) Long-Lived Assets

         In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

2.   Summary of Significant Accounting Policies (continued)

     (g) Long-Lived Assets (continued)

         reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

     (h) Foreign Currency Translation

         The functional currency of the Company's international subsidiary is the local currency. The financial statements of this subsidiary are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Foreign currency transaction gains and losses are included in current operations.

     (i) Revenue Recognition

         The Company receives from lenders a referral fee when the Company is successful in arranging a loan. The referral fee revenue is recognized in the period the fee is earned. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial
         Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

     (j) Basic and Diluted Net Income (Loss) Per Share

         The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

2.   Summary of Significant Accounting Policies (continued)

     (k) Financial Instruments

         The fair values of cash and equivalents, accounts payable, accrued liabilities, and due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     (l) Other Comprehensive Loss

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. The Company had a comprehensive loss of $25,426 and $2,922 which includes a foreign currency translation gain of $175 and $Nil, at March 31, 2003 and 2002, respectively.

     (m) Recent Accounting Pronouncements

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's consolidated financial position and results of operations as the Company has no stock-based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company will adopt the disclosure requirements of SFAS No. 148 if stock-based compensation is awarded to employees.

         In June, 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

2.   Summary of Significant Accounting Policies (continued)

     (m) Recent Accounting Pronouncements (continued)

         associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003. There is no effect, with the adoption of this standard, on the Company's results of operations and financial position.

         FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3.   Equipment
                                              March 31, March 31,
                                                2003      2002
                                Accumulated   Carrying  Carrying
                         Cost   Amortization    Value     Value
                           $         $            $         $

     Computer equipment  2,024      373        1,651        -
     ------------------ ------- ------------- --------- ---------

4.   Common Shares

     The Company issued 110,000 common shares at a price of $0.25 for total proceeds of $27,500 during the period. During the prior year, the Company paid $19,345 for professional fees relating to the preparation of a Registration Statement (SB-2) filed with the United States Securities and Exchange Commission which was declared effective January 24, 2003. The Company has accounted for these professional fees as offering costs in the current period.

5.   Related Party Transactions/Balances

     (a) The business plan the Company is exploiting was developed on behalf of the Company by the President and sole shareholder during the fiscal period ended December 31, 2001. The value for these services charged to operations, were $2,000 for the current period (2002: $Nil). Rent and office costs valued at $1,000 for the current period (2002: $Nil) were paid for by this related party and charged to operations. These services and costs, valued at $21,000 from date of inception, are treated as donated capital and charged to operations.

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to March 31, 2003 (expressed in U.S. dollars)

5.   Related Party Transactions/Balances (continued)

     (b) The President of the Company was paid $8,942 for consulting services during the current period (2002: $Nil).

     (c) A loan of $4,873 is due to the President of the Company on an unsecured, non-interest bearing, demand basis.

6.   Subsequent Event

     In April 2003, the Company received subscriptions for 84,000 common shares at a price of $0.25 per share for total proceeds of $21,000.

M A N N I N G   E L L I O T         11th floor, 1050 West Pender Street
   CHARTERED ACCOUNTANTS            Vancouver, BC, Canada, V6E 3S7
                                    Phone 604.714.3600  Fax 604.714.3669
                                    Web: manningelliot.com


                          Independent Auditor's Report


To the Board of Directors and Stockholders of Stratabid.com, Inc.
(A Development Stage Company)


We have audited the accompanying consolidated balance sheets of Stratabid.com, Inc. (A Development Stage Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and stockholders' equity accumulated for the period from January 14, 2000 (Date of Inception) to December 31, 2002 and the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Stratabid.com, Inc. (A Development Stage Company), as of December 31, 2002 and 2001, and the results of its operations and its cash flows accumulated for the period from January 14, 2000 (Date of Inception) to December 31, 2002 and the years ended December 31, 2002 and 2001, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not obtained profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ "Manning Elliott"

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 25, 2003

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)
                                            December 31,          December 31,
                                                2002                 2001
                                                  $                   $
Assets

Current Assets

Cash                                             3,761                  70
Accounts receivable                              4,012                   -
--------------------------------------------------------------------------------
Total Current Assets                             7,773                  70

Equipment (Note 3)                               1,644                   -

Website Development Costs                        1,696                   -

Deferred Financing Cost (Note 5)                19,345                   -
--------------------------------------------------------------------------------
Total Assets                                    30,458                  70
================================================================================
Liabilities and Stockholders' Deficit

Current Liabilities

Accounts payable                                33,610                   -
Accrued liabilities                              5,500               1,000
Due to a related party (Note 5)                  4,873                 250
--------------------------------------------------------------------------------
Total Liabilities                               43,983               1,250
--------------------------------------------------------------------------------





















    (The accompanying notes are an integral part of the financial statements)
                                      F-12

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)
                                            December 31,          December 31,
                                                2002                 2001
                                                  $                   $

Commitments (Note 1)

Stockholders' Deficit

Preferred Stock, 5,000,000 preferred                 -                   -
shares authorized with a par value of
$0.0001, none issued

Common Stock, 30,000,000 common shares             125                 100
authorized with a par value of $0.0001,
1,254,000 and 1,000,000 common shares
issued and outstanding respectively

Additional Paid in Capital                      64,375                 900

Donated Capital (Note 5)                        18,000              15,000
--------------------------------------------------------------------------------
                                                82,500              16,000

Accumulated Other Comprehensive Loss              (185)                  -

Deficit Accumulated During the Development     (95,840)            (17,180)
Stage
--------------------------------------------------------------------------------
Total Stockholders' Deficit                    (13,525)             (1,180)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit     30,458                  70
--------------------------------------------------------------------------------



















    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statement of Operations
(expressed in U.S. dollars)
                                                                   From
                                Year             Year        January 14, 2000
                                Ended            Ended      (Date of Inception)
                             December 31,     December 31,    to December 31,
                                2002             2001              2002
                                 $                $                 $


Revenue                          12,831             -               12,831
--------------------------------------------------------------------------------
Expenses

Accounting and audit              8,600         1,000                9,600
Amortization of equipment           239             -                  239
Bank charges                        407            77                  648
Consulting (Note 5)              39,338             -               39,338
Discount on shares issued        12,700             -               12,700
Donated rent (Note 5)             1,000         3,000                4,000
Donated services (Note 5)         2,000        12,000               14,000
Foreign exchange                    623             -                  623
Legal                            13,332           149               13,481
Office, rent and telephone        5,506             -                5,506
Organizational                      521             -                1,311
Transfer agent and regulatory     3,821             -                3,821
  fees
Travel and promotion              3,404             -                3,404
--------------------------------------------------------------------------------
                                 91,491        16,226              108,671
--------------------------------------------------------------------------------
Net Loss for the Period         (78,660)      (16,226)             (95,840)
================================================================================
Net Loss Per Share                (0.07)        (0.02)
================================================================================
Weighted Average Shares       1,127,000     1,000,000
  Outstanding
================================================================================
(Diluted loss per share has not been presented as the result is anti-dilutive)














    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(expressed in U.S. dollars)
                                                                    From
                                             Year       Year   January 14, 2000
                                             Ended     Ended (Date of Inception)
                                            December   December to December 31,
                                            31, 2002   31, 2001       2002
                                                $           $           $
Cash Flows to Operating Activities
Net loss for the period                        (78,660)  (16,226)      (95,840)

Adjustments to reconcile net loss to cash
Amortization of equipment                          239           -         239
Discount on shares issued                       12,700           -      12,700
Donated services and rent                        3,000      15,000      18,000
Organizational expenses paid by a shareholder        -           -         790

Change in non-cash working capital items
Increase in accounts receivable                 (4,012)          -      (4,012)
Increase in accounts payable and accrued        38,110       1,000      39,110
  liabilities
--------------------------------------------------------------------------------
-Net Cash Used by Operating Activities         (28,623)       (226)    (29,013)
--------------------------------------------------------------------------------
Cash Flows to Investing Activities
Purchase of equipment                           (1,883)          -      (1,883)
Website development costs                       (1,696)          -      (1,696)
--------------------------------------------------------------------------------
Net Cash Used In Investing Activities           (3,579)          -      (3,579)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from a related party                    4,623         250       4,873
Issuance of common stock                        50,800           -      51,010
Payment of deferred financing costs            (19,345)          -     (19,345)
--------------------------------------------------------------------------------
Net Cash Provided by Financing Activities       36,078         250      36,538
--------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash           (185)          -        (185)
--------------------------------------------------------------------------------
Increase in cash                                 3,691          24       3,761

Cash - beginning of period                          70          46           -
--------------------------------------------------------------------------------
Cash - end of period                             3,761          70       3,761
--------------------------------------------------------------------------------
Non-Cash Financing Activities

Discount on shares issued                       12,700           -      12,700
--------------------------------------------------------------------------------
Supplemental Disclosures

Interest paid                                        -           -           -
Income tax paid                                      -           -           -

    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
From January 14, 2000 (Date of Inception) to December 31, 2002
(expressed in U.S. dollars))

                                                                                                            Deficit
                                                                                   Accumulated            Accumulated
                                                              Additional              other               During the
                                                                Paid-in  Donated  Comprehensive           Development
                                              Shares   Amount   Capital  Capital      Loss        Total      Stage
                                                #        $         $        $          $            $          $

  Balance - January 14, 2000 (Date of                -      -         -        -          -           -           -
  Inception)

  Stock issued for cash and organizational   1,000,000    100       900        -          -       1,000           -
  expenses (Note 3)

  Net loss for the period                            -      -         -        -          -           -        (954)
  ---------------------------------------------------------------------------------------------------------------------
  Balance - December 31, 2000                1,000,000    100       900        -          -       1,000        (954)

  Value of services and rent donated by a            -      -         -   15,000          -      15,000           -
  related party

  Net loss for the year                              -      -         -        -          -           -     (16,226)
  ---------------------------------------------------------------------------------------------------------------------
  Balance - December 31, 2001                1,000,000    100       900   15,000          -      16,000     (17,180)

  Stock issued at $0.25 per share less a       254,000     25    63,475        -          -      63,500           -
  $0.05 per share discount for cash
  proceeds of $0.20 per share

  Translation adjustment                             -      -         -        -       (185)          -           -

  Value of services and rent donated by a            -      -         -    3,000          -       3,000           -
  related party

  Net loss for the year                              -      -         -        -          -           -     (78,660)
  ---------------------------------------------------------------------------------------------------------------------
  Balance - December 31, 2002                1,254,000    125    64,375   18,000       (185)     82,500     (95,840)
  =====================================================================================================================




















    (The accompanying notes are an integral part of the financial statements)

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

1.       Development Stage Company

         Stratabid.com, Inc. herein (the "Company") was incorporated in the State of Delaware, U.S.A. on January 14, 2000. The Company is a start-up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada. The Company offers an online alternative for arranging commercial term mortgages. The Company gives borrowers the opportunity to apply directly to a qualified market of lenders interested in financing their asset. Borrowers will be able to log on to a website where they will find a home page featuring lenders logos and links to three separate areas to work on their financing needs. In one area they will find a set of software tools to do technical analysis such as compare interest rates, loan payments, amortizations, financing scenario comparisons and payout calculations. Another area will be a showcase of the lending partners and their products. In the last area borrowers will complete an online application form and return it to the website. An experienced underwriter for the Company will review and forward it to the lending partners to provide quotes on the deal. The lender that is successful in arranging the financing will pay the Company a referral fee for the business. For lending partners the Company provides two benefits. Firstly it provides a targeted forum to promote their products and build their brand, which is increasingly important in today's constantly changing mortgage market. Secondly it generates financing opportunities at no cost. The lenders only pay referral fees when successful in arranging a loan.


         The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

         Pursuant to a private placement Offering Memorandum, the Company issued 254,000 common shares at $0.20 per share for total cash consideration of $50,800 after a $0.05 per share, or $12,700 discount.

         The  Company  plans  to  raise  equity  funds  through  a  Registration
         Statement  filed  with  the  United  States   Securities  and  Exchange
         Commission. (See Note 7).

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

2.       Summary of Significant Accounting Policies

     (a) Use of Estimates

         The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

     (b) Consolidated Financial Statements

         These financial statements include the accounts of Stratabid.com, Inc. and its wholly-owned Canadian subsidiary Stratabid.com Online (B.C.) Ltd. All inter-company balances have been eliminated.

     (c) Year End

         The Company's fiscal year end is December 31.

     (d) Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (e) Equipment

         Equipment is stated at cost. Amortization is computed on a 30% declining balance basis.

     (f) Website Development Costs

         The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

         The Company's website is currently being developed. Costs associated with the website will consist primarily of software purchased from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

2.       Summary of Significant Accounting Policies (continued)

     (f) Website Development Costs (continued)

         capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

     (g) Long-Lived Assets

         In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

     (h) Foreign Currency Translation

         The functional currency of the Company's international subsidiary is the local currency. The financial statements of this subsidiary are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity. Foreign currency transaction gains and losses are included in current operations.

     (i) Revenue Recognition

         The Company receives from lenders a referral fee when the Company is successful in arranging a loan. The referral fee revenue is recognized in the period the fee is earned. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial
         Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

     (j) Basic and Diluted Net Income (Loss) Per Share

         The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

2.       Summary of Significant Accounting Policies (continued)

     (j) Basic and Diluted Net Income (Loss) Per Share (continued)

         face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

     (k) Financial Instruments

         The fair values of cash and equivalents, accounts payable, accrued liabilities, and due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     (l) Other Comprehensive Loss

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. The Company had a comprehensive loss of $78,845 and $16,226 which includes a foreign currency translation loss of $185 and $Nil, at December 31, 2002 and 2001, respectively.

     (m) Recent Accounting Pronouncements

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

2.       Summary of Significant Accounting Policies (continued)

     (m) Recent Accounting Pronouncements (continued)

         provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's consolidated financial position and results of operations as the Company has no stock-based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company will adopt the disclosure requirements of SFAS No. 148 if stock-based compensation is awarded to employees.

         In June, 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard on the Company's results of operations and financial position is being evaluated.

         FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3.   Equipment
                                            December 31,  December 31,
                                               2002           2001
                                Accumulated  Carrying       Carrying
                          Cost  Amortization   Value          Value
                           $         $           $              $

     Computer equipment  1,883          239      1,644              -
     ------------------ ------- ------------ ---------- --------------

4.       Deferred Financing Cost

         During the year the Company paid $19,345 for professional fees relating to the preparation of a Registration Statement subsequently filed with the United States Securities and Exchange Commission. (See Note 7).

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

5.       Related Party Transactions/Balances

     (a) The business plan the Company is exploiting was developed by the President and sole shareholder of the Company on behalf of the Company during the period ended fiscal 2001. There was no charge to the Company for these services valued at $2,000 for fiscal 2002 and $12,000 for fiscal 2001. Rent and office costs valued at $1,000 for fiscal 2002 and $3,000 for fiscal 2001 were paid for by this related party at no cost to the Company. These services and costs, valued at $18,000 from date of inception, are treated as donated capital and charged to operations.

     (b) The President of the Company was paid $24,876 for consulting services during the year ended December 31, 2002.

     (c) A loan of $4,873 is due to the President of the Company on an unsecured, non-interest bearing, demand basis.

     (d) During the period, a note payable of $7,500 was due to the President of the Company on an unsecured, non-interest bearing, demand basis. This note was repaid on June 12, 2002 out of proceeds from a private placement.

6.       Income Tax

         Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred net operating losses of $84,234, which expire starting in 2015. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

         The components of the net deferred tax asset at December 31, 2002 and 2001, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

Stratabid.com Inc.
(A Development State Company
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to December 31, 2002 (expressed in U.S. dollars))

                                              2002                 2001
                                               $                    $

Net Operating Loss                           82,054               1,226

Statutory Tax Rate                            34%                  34%

Effective Tax Rate                             -                    -

Deferred Tax Asset                           27,898                417

Valuation Allowance                         (27,898)              (417)
--------------------------------------------------------------------------
Net Deferred Tax Asset                         -                    -
==========================================================================

     7.  Subsequent Event

         In January 2003, the Company filed a Registration Statement (SB-2) with the United States Securities and Exchange Commission (SEC). The statement was subsequently declared effective by the SEC. The Company plans to raise additional equity funds to finance operations.

                            [OUTSIDE BACK COVER PAGE]

                                   PROSPECTUS


                        1,004,000 shares of common stock

                               STRATABID.COM, INC.

                            ___________________, 2003

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT STRATABID.COM, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities.

-     except the common stock

- in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation

-     to any person to whom it is unlawful to make the offer or solicitation; or

- to any person who is not a United States resident or who is outside the jurisdiction of the United States

Until ______________, 2003, all person affecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealer or deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have (i) breached the duty of loyalty to the corporation or its stockholders; (ii) failed to act in good faith or committed intentional misconduct or a knowing violation of the law; (iii) acted in violation of Delaware Corporation Law; or (iv) entered into a transaction from which he/she derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

           SEC Filing Fee                               $     24
           Blue Sky Fees and Expenses                        100
           Printing and Engraving Expenses                   500
           Legal Fees and Expenses                        20,000
           Accounting Fees and Expenses                    3,000
           Miscellaneous Expenses                          1,000
                                                           -----
           TOTAL                                        $ 24,624
                                                        ========

Item 26. Recent Sales of Unregistered Securities.

The following information sets forth all securities which have been sold during the last three years by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash.

In January 2000, we sold 1,000,0000 shares of our common stock to Steven Bruk, our initial founder, for $1,000. The sale of these shares was made in conjunction with the initial formation of Stratabid to the founder in a private transaction which was deemed exempt from registration pursuant to Section 4(2) of the 1933 Act.

On July 5, 2002 we sold 254,0000 shares of our common stock to 14 investors, all of whom reside in British Columbia, Canada and are not deemed to be "U.S. persons" as that term is defined under Regulation S. The investors represented that they were purchasing such shares for their own account. Both the offer and the sale of the shares were made outside the United States and are deemed to be "offshore transactions" as that term is defined under Regulation S. The share certificates contain a legend indicating that such shares can only be transferred in compliance with the provisions of Regulation S. In light of the foregoing, such sales were deemed exempt from registration pursuant to Regulation S of the 1933 Act.

Item 27. Exhibits

       Exhibits     Description of Document
       --------     -----------------------
       3.1*         Certificate of Incorporation

       3.2*         By-Laws

       5.1*         Opinion of Counsel

       10.1*        Consulting Agreement with Big Sky Management Ltd.

       21*          Subsidiaries of Stratabid.com, Inc.

       23.1*        Consent of Weintraub Genshlea Chediak Sproul contained in
                    Exhibit 5.1

       23.2*        Consent of Manning Elliott

       23.2.1*      Updated consent of Manning Elliott

       23.2.2*      Updated consent of Manning Elliott

       23.2.3*      Updated consent of Manning Elliott

       23.3.4       Updated consent of Manning Elliott

       99.1*        Purchaser Subscription Agreement

         *Exhibits previously filed with SB-2 Registration Statement


Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually

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                  or in the  aggregate,  represent a  fundamental  change in the
                  information   set   forth  in  the   registration   statement.
                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.












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                                   SIGNATURES

In accordance with the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-effective Amendment to Registration Statement on Form SB-2 and authorized this Post-effective Amendment to Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on the 13th day of June, 2003.


                                  STRATABID.COM, INC.



                                  By: /s/ Derek Wasson
                                     -------------------------------
                                     Derek Wasson, President and
                                     Chief Financial and Accounting Officer


In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                   Title                Date
                                   -----                ----

/s/ Derek Wasson
-----------------------
Derek Wasson                       Director             June 13, 2003


























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